California First Leasing Corporation ‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗‗

Supplement No. 1 to the

Offer to Purchase for Cash

Up to 330,000 shares of its Common Stock

At a Purchase Price of $18.50 Per Share

CUSIP: 130222102

Investment Company Act File Number 811-23782

The date of this Supplement No. 1 to the Offer to Purchase for Cash is June 5, 2025

California First Leasing Corporation, a California corporation (the “Company”), hereby amends and supplements its Offer to Purchase for Cash, dated May 20, 2025 (the “Original Offer to Purchase”, and together with this supplement, as the same may be further amended or supplemented form time to time, the “Offer to Purchase”), up to 330,000 shares of its common stock, par value $0.01 per share (the “shares”), at a price of $18.50 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I that the Company filed with the U.S. Securities and Exchange Commission on May 20, 2025 (such material, collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The Original Offer to Purchase is hereby amended and supplemented by this Supplement No. 1 (this “Supplement No. 1”) (which together with the Original Offer to Purchase, Letter of Transmittal and other tender offer materials, as they may hereafter be amended or supplemented from time to time, constitute the “tender offer”), which contains a description of certain amendments that are being made hereby. Capitalized terms used in this Supplement No. 1 but not otherwise defined have the meanings ascribed to those terms in the Original Offer to Purchase.

The information, terms and conditions of the tender offer set forth in the Original Offer to Purchase remain applicable in all respects to the tender offer, except to the extent modified by this Supplement No. 1. Where information in the Original Offer to Purchase is in conflict with or is supplemented by or replaced by information in this Supplement No. 1, the information provided in this Supplement No. 1 shall govern.

OFFER TO PURCHASE – COVER PAGES

The information that appears on page (iii) of the Original Offer to Purchase is hereby amended to delete the last four (4) paragraphs on page (iii) of the Original Offer to Purchase:

The TABLE OF CONTENTS on page iv of the Original Offer to Purchase is revised to delete the second line “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” and replace it with the following:

“INTENTIONALLY OMITTED”

OFFER TO PURCHASE – CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The section of the Original Offer to Purchase entitled “Cautionary Note Regarding Forward-Looking Statements” that appears on page 7 and 8 of  the Original Offer to Purchase is hereby deleted in its entirety and replaced with the following:

“INTENTIONALLY OMITTED”

OFFER TO PURCHASE – SECTION 6. CONDITIONS TO THE TENDER OFFER

Paragraph (1) and (2) that appear under “6. Conditions of the Tender Offer” on page 18 of the Original Offer to Purchase are hereby deleted in their entirety and replaced with the following:

(1)

there shall have been instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business, or materially impairs our ability to purchase the shares in the tender offer;

(2)

there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

OFFER TO PURCHASE – SECTION 9. CERTAIN INFORMATION CONCERNING US

The table that appears immediately below the fourth paragraph entitled “Incorporation by Reference” on page 21 of the Original Offer to Purchase is hereby deleted in its entirety and replaced with the following:

SEC Filings	Date Filed
N-2 Registration Statement for closed-end investment companies dated May 13, 2022, including amendment to 1940 Act only filing dated July 20, 2022	May 16, 2022 and July 21, 2022
Interim Report to Shareholders for the quarterly period ended March 31, 2025 on Form N-30B-2	April 29, 2025

[The remainder of this page is intentionally left blank]

The Original Offer to Purchase and this Supplement contain important information which should be read carefully before any decision is made with respect to the tender offer. Any questions or requests for assistance regarding the tender offer, the Original Offer to Purchase, or this Supplement may be directed to the Information Agent at the address and telephone number specified below. Shareholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the tender offer, the Original Offer to Purchase, or this Supplement. Additional copies of the Original Offer to Purchase, this Supplement, the Letter of Transmittal and the other tender offer materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY  10104

Shareholders, Banks and Brokers

Call Toll Free: 888-826-6570

3